Exhibit 99.2
Red Trail Energy, LLC
Q & A — Annual Meeting 2008
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION — This document contains forward looking statements related to fiscal year 2008 distributions, the selling price of Red Trail units, operating cost assumptions for Red Trail and projected results for fiscal year 2008, among others. Further, the financial information in this document relating to our results for the first quarter of this fiscal year ending December 31, 2008 have not been audited and is derived from our unaudited books and records only. This means that the financial results for that period have not been examined or independently reviewed by a certified public accountant and there is no assurance from a qualified, independent, third party that the assumptions and other information underlying the financial results is reasonable. Further, this document contains forward looking statements that can, in some cases, be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These statements are only our predictions and involve numerous assumptions, risks and uncertainties, including those referenced in our 2007 Form 10-K, 10-Q and other filings with the SEC which are specifically incorporated by reference herein. Our actual results or actions could and likely will differ materially from those anticipated in the forward looking statements.
1.	DIVIDEND — 2007: With information available to us at the time, a decision was made to not do a distribution to members for 2007 for the following reasons:
a.	A great amount of uncertainty existed, and still exists in the industry related to corn and ethanol prices. At the time the board was reviewing the distribution decision, ethanol prices had reached a low point for 2007 and corn prices were rising.

b.	A significant amount of new capacity (3.8 billion gallons) was projected to come on line during 2008. We felt this would have had a negative impact on ethanol prices as there would have been an oversupply in the marketplace.

c.	Loan Covenants — Based on the budget prepared for 2008 we would have been in violation of debt covenants (fixed coverage ratio) with a $2 MM distribution — $0.05 per unit.

d.	Fagen sub debt — Fagen loaned money to the plant so Red Trail could meet initial capitalization requirements. Pursuant to the terms of the note agreement, Fagen has to approve any distributions. While we feel we have a good working relationship with Fagen, there is no guarantee they would have approved a distribution.

e.	Maximum allowable distribution per loan covenants is 50% of current year net income from our year end audited financial statements.

f.	The federal Small Producer Ethanol Tax Credit that was passed through to the members was expected to cover the tax obligation of the members.
2.	DIVIDEND — 2008:
a.	WHEN WILL THE COMPANY DECIDE ON WHETHER TO DO A DISTRIBUTION FOR FISCAL YEAR 2008?
i.	Pursuant to our loan agreement, distributions can only be done once per fiscal year based on the audited financial statements for that year.

ii.	For 2008, we anticipate having our audit complete in February or March of 2009.

iii.	It is the intent of the board and management to make distributions to members when possible but always consistent with their fiduciary responsibility to the Company and its members to preserve the long-term sustainability of the Company. The following factors will be evaluated:
1.	Industry outlook — corn and ethanol price projections

2.	Red Trail market outlook — corn procurement and ethanol marketing information

3.	Loan covenants — will have to evaluate the impact of distribution on the Company’s ability to meet the terms of its’ loan covenants

4.	2008 Profitability — did we have a profitable year? Red Trail can only distribute 50% of 2008 net income to members

5.	Many other factors as well, including the interest of members
3.	WHEN WILL I RECEIVE A RETURN ON MY INVESTMENT?
a.	While it is true that Red Trail has not yet paid out any cash to investors, there are other factors that should be reviewed when looking at return on investment including:
i.	Increase in the sales price of Red Trail units - the weighted average selling price of units sold through the Qualified Matching Service is $1.30. This represents a 30% increase in the selling price of Red Trail units. While the $1.30 does not represent a “market price” for Red Trail’s units it is an indication of the price others are willing to pay for the units.

ii.	Tax Credits
1.	Agricultural Processing Facility Tax Credit — Red Trail investors are eligible to receive a credit against North Dakota state income tax equal to 30% of their investment in Red Trail. Depending on your individual tax situation you may or may not have been able to use the credit but this should be considered as part of the return on investment.

2.	Small Producer Ethanol Tax Credit - In 2007, Red Trail passed through to its members a federal income tax credit in the amount of $1.5 million (approximately $0.037 per unit). We estimate that, for most members, this credit would have offset any income tax related to income from Red Trail Energy.
4.	COAL
a.	WHAT TYPE OF COAL DOES THE PLANT USE?
i.	Red Trail currently has a 2 year agreement to purchase Powder River Basin (PRB) or Lignite coal from Westmoreland Sales Company.
b.	HOW HAS PRB COAL IMPACTED THE PLANT’S ENERGY COST? (IS PRB COAL MORE EXPENSIVE THAT LIGNITE?):
i.	When looking at just the cost of purchasing the raw material and transporting it to our site, PRB coal is more expensive than lignite coal. Currently PRB coal and the related transportation costs are approximately $22 per ton higher than lignite. Once the coal transloading facility is in place we anticipate the cost differential to be around $10 per ton.

ii.	We believe that currently, the true cost of running the Plant on PRB coal is similar to the cost of running the Plant on lignite coal and that the cost of running the Plant on PRB coal will be lower when the coal transloading facility is operational. We have also found that there are other benefits to running the Plant on PRB coal:
1.	PRB coal is cleaner burning which means the Plant has reduced emissions.

2.	PRB coal is a higher energy coal so we use about 30% fewer tons than running on lignite (on an annual basis — 140,000 tons vs. 100,000 tons).

3.	We have reduced operating costs running on PRB coal including:
a.	Labor — we can run with one less person per shift when using PRB coal.

b.	Due to the cleaner burning nature of the fuel we have reduced chemical costs (in conjunction with emissions control) and dispose of less ash (reject material).

c.	Lower maintenance costs due to running fewer tons of coal through the Plant.
4.	The Plant has run consistently at or above nameplate capacity since switching to PRB coal. To be profitable, we need to operate the Plant with as little down time as possible and currently, running on PRB coal allows the Plant to run on a consistent basis. Since switching to PRB coal, the Plant has not shut down once due to issues with coal quality which did happen while running on lignite coal. This has also had intangible benefits — such as increasing the morale of the employees which has helped us retain our talented operations and maintenance employees.
c.	HOW DOES THE COST OF COAL COMPARE TO NATURAL GAS?
i.	Our energy cost currently averages about 1/3 the cost of a natural gas fired facility (assumes natural gas cost of $9/MMBtu). To put that in perspective, if Red Trail was a natural gas fired facility, Red Trail Energy would have just broken even in the first quarter instead of earning $2.7 million. Our cost advantage will be further enhanced once the coal transloading facility is complete.
d.	WILL RED TRAIL SWITCH BACK TO USING LIGNITE COAL?
i.	Operating on PRB coal is currently the best option for Red Trail. That said, Red Trail is continuing to work with Fagen, the original contractor, to resolve the issues with the coal combustor. If it becomes feasible from a cost and operating perspective, Red Trail would consider moving back to lignite coal. Before making that decision, however, we would evaluate the move to lignite in the context of all the reasons PRB coal has worked well for us to this point — lower chemical, labor and maintenance costs, reduced emissions, consistent plant operation and higher employee morale.

ii.	RTE has the option to purchase lignite coal from Westmoreland. The lignite coal is not currently available due to capital infrastructure that would need to be installed by Westmoreland to handle our annual usage.

iii.	New technology ventures may provide a different avenue for RTE to convert back to lignite.
e.	WHY ARE WE BUILDING A COAL TRANSLOADING FACILITY?
i.	This Plant became feasible once a decision was made to use coal, instead of natural gas, as the main energy source for the plant. The strategy was that the energy cost savings would in turn help offset higher corn costs due to additional transportation needed to deliver corn to Richardton. By building a coal transloading facility, we are strengthening our energy cost advantage. Management and the board feel this cost advantage will be critical to the long-term sustainability of the plant and to provide value to our unit holders.
f.	WHY BUILD A COAL UNLOADING FACILITY INSTEAD OF DISTRIBUTING FUNDS TO THE UNIT HOLDERS?
i.	For the reasons discussed above under #1, the board chose not to do a distribution to the membership.

ii.	For those same reasons, it is important that Red Trail strengthen its competitive advantage, where possible, to enhance the long-term sustainability of the Plant and maximize long term member value. Red Trail is also exploring other avenues to diversify our revenue stream and enhance plant operations including...
1.	Corn oil extraction — this project has the potential to add $1,000,000 to our net income and cash flow. This project is scheduled to be complete late in the third quarter of 2008.

2.	CO2 capture — currently evaluating the potential impact of selling the carbon dioxide generated by the Plant.
g.	WHAT IS THE STATUS OF THE COAL COMBUSTOR ISSUE WITH FAGEN? Red Trail continues to work with Fagen for final resolution to the combustor performance issues experienced during start up. We have withheld the final $3.9 million payment from Fagen and will continue to do so until we reach a resolution. Fagen has been onsite working through some of the punch list items from construction but has not yet come up with a final solution to the issue with the combustor.
5.	WHAT IS THE PROJECTED NET INCOME FOR 2008?
a.	Based on the results of the first quarter and the industry outlook for the rest of the year, we anticipate 2008 to be similar to 2007. However, if new ethanol production capacity comes on line as projected later in 2008, margins will likely narrow in a similar fashion to 2007. Many factors that we cannot control and are difficult to predict influence our financial performance, including, but not limited to, corn, ethanol and chemical prices, governmental regulations, transportation costs and competition.
6.	MERGER/ACQUISITION
a.	There have been no offers or binding discussions to purchase RTE in the last year.

b.	RTE did receive a purchase offer for the plant and a letter of intent was signed in early 2007. Both parties completed their due diligence stage but the Merger Agreement was never signed. After the due diligence stage, the revised purchase price differed significantly from what was in the letter of intent and the board feels that the difference was due to the change in the corn and ethanol markets last winter.
7.	I INVESTED IN RED TRAIL THROUGH MY IRA — WHY DID I HAVE TO PAY TAX ON THAT AMOUNT AND WHY WAS I BILLED $175 TO HAVE A TAX RETURN PREPARED?
a.	We can’t offer individual tax advice, but our understanding, in talking with American Trust Centers from Dickinson, is that income from a pass-through entity, such as an LLC (like Red Trail) or an S-corporation or partnership cannot be sheltered in an IRA. Income from this type of an investment in an IRA generates what is called “Unrelated Business Tax Income” and the trustee of the IRA is responsible to file a form 990 with the IRS unless the amount of income was less than $1,000 (there is a $1,000 exemption).

b.	American Trust Centers from Dickinson hired a local accounting firm to prepare the 990 for their clients that held Red Trail in an IRA. This cost was passed through to each individual investor.
8.	HOW CAN I SPLIT MY UNIT CERTIFICATE IF I JOINTLY OWN RTE UNITS WITH OTHER PEOPLE?
a.	If your name is on a unit certificate along with the names of other people with whom you invested in Red Trail (but who are not your spouse) and you each received a tax form (K-1) from Red Trail, Red Trail will contact you about splitting the unit certificate and issuing you your own certificate. You do not need to do anything at this time, Red Trail will be sending out a letter to the affected unit holders with further information.

b.	If only one name is on the unit certificate, even if multiple people invested, we cannot split the certificate and the person whose name is on the certificate will have to determine if and how they can transfer the units. More information on permitted transfers is available online at our website at www.redtrailenergy.com or by calling Shanda Aman at 701-974-3308 Ext 101 (or Option 4).